Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162695) of Old Dominion Freight Line, Inc. of our report dated June 22, 2026, with respect to the financial statements and supplemental schedules of Old Dominion 401(k) Retirement Plan included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Greensboro, North Carolina
June 22, 2026